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                                                               HECO Exhibit 12.2
                                                               -----------------
Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


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                                                                                            Six months ended
                                                                                                June 30,
                                                                                   _________________________________
(dollars in thousands)                                                                  2000                    1999
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Fixed charges
Total interest charges....................................................          $ 24,351                 $24,513
Interest component of rentals.............................................               371                     380
Pretax preferred stock dividend requirements of subsidiaries..............               721                     756
Preferred securities distributions of trust subsidiaries..................             3,838                   3,827
                                                                            ------------------      ------------------


Total fixed charges.......................................................          $ 29,281                 $29,476
                                                                            ==================      ==================



Earnings
Income before preferred stock dividends of HECO...........................          $ 48,279                 $36,944
Income taxes (see note below).............................................            30,330                  22,731
Fixed charges, as shown...................................................            29,281                  29,476
AFUDC for borrowed funds..................................................            (1,413)                 (1,239)
                                                                            ------------------      ------------------


Earnings available for fixed charges......................................          $106,477                 $87,912
                                                                            ==================      ==================


Ratio of earnings to fixed charges........................................              3.64                    2.98
                                                                            ==================      ==================
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Note:
Income taxes is comprised of the following
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
 Income tax expense relating to income from regulated activities..........           $30,394                 $22,789
 Income tax benefit relating to loss from nonregulated activities.........               (64)                    (58)
                                                                            ------------------       ------------------
                                                                                     $30,330                 $22,731
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